EXHIBIT 99



TD Banknorth Increases Quarterly Dividend

PORTLAND, Maine--(BUSINESS WIRE)-July 26, 2005-TD Banknorth Inc. (NYSE: BNK) announced today that its Board of Directors has voted to increase the Company's quarterly dividend to 22.0 cents per share based on earnings for the second quarter ended June 30, 2005. The dividend is 2 cents, or 10%, higher than the dividend paid following the first quarter ended March 31, 2005.

"On behalf of the Board of Directors, I am pleased we have increased our quarterly dividend and that we continue our practice of returning approximately 35% of our announced cash earnings to shareholders in the form of dividends," said William J. Ryan, TD Banknorth Chairman, President and Chief Executive Officer.

The dividend will be paid on August 15, 2005 to shareholders of record at the close of business on August 5, 2005.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At June 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

CONTACT: TD Banknorth Inc.
Jeffrey Nathanson, 207-761-8517

SOURCE: TD Banknorth Inc.